Exhibit 99.1

April 20, 2007                                      Steven F. Nicola
                        Chief Financial Officer,
                        Secretary & Treasurer
                        412:442-8262

MATTHEWS INTERNATIONAL CORPORATION
ANNOUNCES CONTINUATION OF ITS STOCK REPURCHASE PROGRAM

PITTSBURGH, PA, APRIL 20, 2007-- Matthews International Corporation (NASDAQ NMS: MATW) announced today that its Board of Directors approved a continuation of the Company’s stock repurchase program. Previously, on five separate occasions, the Board had approved repurchasing a total of ten million shares, or two million shares for each authorization. Approximately 500,000 shares remain to be purchased under the most recent of these authorizations (April 2004). The new authorization allows Matthews to purchase up to an additional 2,500,000 shares of the Company’s common stock, extending the total authorization to 12,500,000 shares.

Joseph C. Bartolacci, President and Chief Executive Officer, stated that “The repurchase program continues to be important element in the Company's fiscal management. Given the current value of Matthews common stock, the Company’s consistent financial performance, and our long-term earnings growth outlook, we believe the program is an effective use of the Company’s financial resources.”

The repurchase program is designed to increase shareholder value, enlarge the Company’s holdings of its common stock, and add to earnings per share. Repurchased shares may be retained in treasury, utilized for acquisitions, or reissued to employees or other purchasers. Since the inception of this program, the Company has purchased approximately 22 percent of its total outstanding shares.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions. Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries. Brand solutions include graphics imaging products and services, marking products, and merchandising solutions. The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management, printing plates, pre-press services, and imaging systems for the primary packaging and corrugated industries; marking equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.